UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2012

ADVANCED MEDICAL ISOTOPE CORPORATION

(Name of registrant as specified in its charter)

Delaware	0-53497	80-0138937
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6208 W Okanogan Ave. Kennewick WA 99336		99336
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On March 9, 2012, the Board of Directors granted a total of 3,990,500 shares of common stock, and granted options to purchase a total of 1,950,000 shares of common stock, to recipients who are officers, directors, employees, consultants, or advisers to the Company.  Each option has an exercise price of $0.09 per share and a term of 3 years from the date of grant.  The stock grants and the options were fully vested upon grant.  The recipients included: James C. Katzaroff, Chairman, Chief Executive Officer and a director, who was awarded 250,000 shares of common stock and options to purchase 250,000 shares of common stock; L. Bruce Jolliff, Chief Financial Officer, who was awarded 1,250,000 shares of common stock and options to purchase 225,000 shares of common stock; and Carlton M. Cadwell, a director, who was awarded options to purchase 250,000 shares of common stock.

No underwriters were used for this transaction.  As to this transaction, the Company relied upon the exemption from registration set forth in section 4(2) of the Securities Act of 1933, as amended, based upon the limited number of recipients, their relationship to the Company, and the private nature and other limitations of the transaction.

The Board of Directors has also adopted a form of Non-Statutory Stock Option Agreement, which is filed as Exhibit 10.1 to this report, for stock options granted by the Company, including the stock options described above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On March 9, 2012, Bruce W. Ratchford resigned as a director of the Company, effective prior to the meeting of the Board of Directors held on that date.  His resignation was not because of a disagreement with the Company, known to an executive officer of the Company, on any matter related to the Company’s operations, policies or practices.

(e)  The information set forth in item 3.02 above regarding the stock grants and option grants to Mr. Katzaroff and Mr. Jolliff is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Form of Non-Statutory Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: March 14, 2012	By:	/s/ James C. Katzaroff
	Name:	James C. Katzaroff
	Title:	Chairman and Chief Executive Officer